UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Definitive Proxy Statement

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DWS GLOBAL COMMODITIES STOCK FUND, INC.
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT LLC
WESTERN INVESTMENT HEDGED PARTNERS L.P.
WESTERN INVESTMENT ACTIVISM PARTNERS LLC
WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.
WESTERN INVESTMENT TOTAL RETURN FUND LTD.
BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.
BENCHMARK PLUS PARTNERS, L.L.C.
BENCHMARK PLUS MANAGEMENT, L.L.C.
ARTHUR D. LIPSON
SCOTT FRANZBLAU
ROBERT FERGUSON
WILLIAM J. ROBERTS
GARY SCHLARBAUM
ROBERT A. WOOD
MATTHEW S. CROUSE

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On September 5, 2008, Western Investment LLC (“Western Investment”), together with the other participants named therein, made a definitive filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of five nominees as directors at the 2008 annual meeting of stockholders (the “Annual Meeting”) of DWS Global Commodities Stock Fund, Inc. (the “Fund”).

Item 1: On September 5, 2008, Western Investment mailed the following letter to stockholders of the Fund:

WESTERN INVESTMENT LLC

Dear Fellow Shareholder:

Western Investment LLC and its affiliates (collectively, “Western” or “we”) currently own approximately 14.5% of the outstanding shares of the DWS Global Commodities Stock Fund, Inc. (“GCS” or the “Fund”).  As the Fund’s largest shareholder, we are concerned investors who believe that GCS’s current Board of Directors is not addressing substantial shareholder concerns despite clear and overwhelming demand for change.  Because the current members of the Board are unwilling or unable to address shareholders’ concerns, we are seeking your support for the election of a minority slate of five nominees to the Board at the Fund’s upcoming annual meeting, scheduled for October 13, 2008 (the “Annual Meeting”).

FUND SHAREHOLDERS NEED DIRECTORS WHO ARE FOCUSED ON MAKING THE UNDERLYING TRUE VALUE OF GCS SHARES READILY AVAILABLE NOW

YOU CAN ELECT THEM USING THE ENCLOSED GOLD PROXY CARD

Shareholders’ Lost Value

Over the past three and a half years, GCS’s share price has consistently been less than the value of the assets standing behind them (the net asset value, or NAV), by an average of 13%.  In fact, in August 2007, the NAV was nearly 20% greater than the share price.  To put this in perspective, when compared with the 647 publicly traded closed-end funds based in the U.S., since 2005 GCS’s discount to its NAV placed it in the bottom 10% of those funds over 90% of the time – that’s the bottom of the barrel.

GCS’s Poor Performance

In addition to the longstanding excessive discount to NAV, shareholders have been further hurt by GCS’s poor performance.  By GCS’s own admission, since its inception the Fund has trailed its self-selected blended benchmark index, comprised of 20% of the S&P Goldman Sachs Commodity Index, 40% the MSCI World Energy Index and 40% the MSCI World Materials Index, by over 4.4% annualized, as the chart below demonstrates:

Annualized Return Since Inception(1) (%)
GCS Market Price	16.53
Benchmark(2)	20.95

Source: Lipper LANA as of 7/31/08

(1)	GCS Inception date is 9/24/04
(2)	Blend 40/40/20 MSCI World Energy/MSCI World Materials/Goldman Sachs Commodities

The Board believes GCS is performing well.  We question whether these directors are qualified to be your representatives if they truly believe this significant underperformance is performing well.

GCS’s Failed Solutions

As required by the terms of the initial offering, a series of six semi-annual tender offers, each for 5% of the Fund’s shares, beginning in December 2005 and ending in July 2008, were instituted.  As you are aware, every one of those tender offers was vastly oversubscribed – in each case holders of a clear majority of the shares outstanding tendered their shares in a futile attempt to get full value for their investment.

Western’s Successful Solutions and Common Interest with all Shareholders

As GCS’s largest shareholder, Western’s interests are aligned with yours.  We are proposing solutions that we believe will generate value for all shareholders.  In fact, Western has a long history of increasing value for all investors.  For example, last year Art Lipson, the managing member of Western, was elected to the board of trustees of Pioneer Municipal and Equity Income Trust, another closed-end fund headquartered in Boston, Massachusetts.  During the course of Western’s involvement in Pioneer, the discount to NAV for Pioneer’s shares has dropped from a 17% discount to its current discount of just 1.5%.

IT’S YOUR MONEY

On July 18, 2008, following the close of the sixth and final tender offer, GCS announced that an overwhelming 62.55% of outstanding shares had been tendered.  Despite this tremendous response, only 5% of GCS’s outstanding shares were accepted for payment.  The Board has yet to take effective action in response to this clear signal.  In fact, the Board’s only response was an announcement that it had authorized management to make open market repurchases of up to 20% of the Fund’s outstanding shares – LESS THAN ONE-THIRD OF THE SHARES TENDERED – over the next year.  This response is wholly inadequate in light of shareholders’ express desire to receive full value for their investment in GCS.  It’s your money.  They have it and they have effectively refused to give you full and ready access to it.  They would seemingly prefer that you leave it in the manager’s care, earning the manager substantial fees and assuring directors of their continuing six-digit fee income for overseeing this fund, along with the others in the Deutsche U.S fund complex.

IT’S YOUR BOARD

We believed that the sixth tender offer was a referendum on GCS’s status and that the tender by holders of over 50% of GCS’s outstanding shares, for the sixth straight semi-annual period, would send an unmistakable message of shareholder dissatisfaction to the Board.  It was our hope that in response, the Board would heed shareholders’ wishes and take significant and decisive action to ensure that shareholders have access to the full value of their investment.  The Board has not.  We believe it will not.  It’s your Board.  Remind them of that by returning your GOLD proxy today.

OUR INDEPENDENT NOMINEES WILL ADDRESS, NOT IGNORE, SHAREHOLDER CONCERNS

GCS needs independent directors who are willing to listen to shareholders and take decisive action even if that action may run counter to the interest of GCS’s investment manager.  As you are aware, due to the NAV discount, selling shareholders receive only a fraction of the value of the equivalent assets underlying each of their shares.  In contrast, GCS’s manager, Deutsche Investment Management Americas Inc. (“Deutsche Investment Management”), collects fees based on 100% of the value of the those assets and Board members collect, on average, over $200,000 each in annual fees in the aggregate for their service on at least 133 DWS boards.  We question whether Board members are too beholden to the investment manger to take decisive action that benefits shareholders if it would negatively affect the fees collected by Deutsche Investment Management.

That is why we have nominated five highly qualified nominees with: extensive experience in private and public investment; outstanding investment records; and outstanding overall credentials.  It is time for shareholders’ interests to be addressed by the GCS Board, and our nominees will see that it happens.

DECISIVE ACTION IS NEEDED

We believe that the fact that GCS has suffered under an excessive discount for years, despite repeated tenders, strongly implies that the market views the illiquid closed-end fund structure as inappropriate for an investment in the highly volatile commodity sector.  We believe that a number of more appropriate structures, including an exchange-traded fund (“ETF”) or exchange-traded notes (“ETN”), are available.  ETFs and ETNs offer a variety of benefits to investors, including a high level of liquidity and transparency of holdings.  Furthermore, we believe that ETFs and ETNs have had strong market acceptance in the commodity sector.  For example, in recent years this asset class has grown dramatically, with funds such as the Gold ETF (NYSE: GLD) having a market cap in excess of $17 billion and a daily trading volume near 12 million shares.

Additionally, Deutsche Bank has the benefit of being a leader in the area of commodity ETNs.  We believe that a conversion of GCS to an ETF or ETN or, as a last resort, the open-ending or liquidation of the fund, must be seriously considered.  If elected, our nominees will consider these actions with the full GCS Board.  We are not seeking control of GCS, but we do believe that a significant, independent shareholder voice is required on the Board.  With your support our five nominees, experienced investors with outstanding credentials, will work with their fellow directors to see that these measures are given serious consideration and, if deemed advisable, prompt implementation.

The accompanying proxy statement provides additional information about our nominees.  We urge you to read it carefully and then lend us your support by voting your shares over the internet or by phone by following the instructions on the enclosed GOLD proxy card or by signing, dating and returning the GOLD proxy card in the envelope provided.

Thank you for your support. Regards,

/s/ Arthur D. Lipson
Arthur D. Lipson Western Investment LLC

IF YOU HAVE ALREADY RETURNED A WHITE PROXY TO THE FUND’S MANAGEMENT,
EITHER DIRECTLY OR OVER THE PHONE OR INTERNET,
YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE.

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